Exhibit 23.2

KELLER & COMPANY, INC.

FINANCIAL INSTITUTION CONSULTANTS

555 METRO PLACE NORTH

SUITE 524

DUBLIN, OHIO 43017

(614) 766-1426            (614) 766-1459 FAX

August 6, 2015

Boards of Directors

New Bancorp, Inc.

New Buffalo Savings Bank

45 North Walker Street

New Buffalo, Michigan 49117

Members of the Boards:

We hereby consent to the use of our firm’s name in (i) the Registration Statement on Form S-1 to be filed by New Bancorp, Inc., with the Securities and Exchange Commission, and (ii) the Application for Conversion on Form AC to be filed by New Buffalo Savings Bank with the Office of the Comptroller of the Currency, in each case as amended and supplemented. We also hereby consent to the inclusion of, summary of and references to our appraisal and our statement concerning subscription rights in such filings, including the prospectus of New Bancorp, Inc.

Sincerely,

KELLER & COMPANY, INC.

Michael R. Keller

President